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                                                                     Exhibit 8.1

                                 VINSON & ELKINS
                                ATTORNEYS AT LAW

                             VINSON & ELKINS L.L.P.
                               2300 FIRST CITY TOWER
                                1001 FANNIN STREET

                            HOUSTON, TEXAS 77002-6760

                             TELEPHONE (713) 758-2222
                                FAX (713) 758-2346

WRITER'S TELEPHONE                                                  WRITER'S FAX

                                    June 19, 1998


Arrowhead Mills, Inc.
Garden of Eatin', Inc.
110 South Lawton
Hereford, Texas 79405

     Re:  Hain Mergers

Gentlemen:

     You have requested our opinion regarding certain income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the proposed merger (the "AMI Merger") of Arrowhead Mills, Inc. ("AMI") with and into Hain Acquisition Corp. ("Hain Subsidiary"), a direct, wholly owned subsidiary of The Hain Food Group, Inc. ("Hain"), pursuant to the Agreement and Plan of Merger dated as of April 24, 1998, by and between Hain and AMI (the "AMI Merger Agreement") and the proposed merger (the "GOE Merger") of Garden of Eatin', Inc. ("GOE") with and into Hain Subsidiary pursuant to the Agreement and Plan of Merger dated as of April 24, 1998, by and between Hain and GOE, as amended as of June 19, 1998 (the "GOE Merger Agreement," and together with the AMI Merger Agreement, the "Merger Agreements").(1) The mergers of AMI and GOE into Hain Subsidiary are collectively referred to herein as the "Mergers."

     Our opinion is based upon (i) the Merger Agreements, including certain representations included therein, (ii) the facts set forth in the Registration Statement filed on Form 4 with the Securities and Exchange Commission with respect to the Mergers (the "Registration Statement"), (iii) our understanding that there are no other relevant agreements, arrangements, or understandings among any of AMI, GOE, Hain, Hain Subsidiary, the stockholders of AMI or the stockholders of GOE other than those described or referenced in the Merger Agreements or the Registration Statement and that the transactions contemplated by the Merger Agreements will be carried out strictly in accordance with the terms of the Merger Agreements, and (iv) our understanding that at least 50% of the Merger Consideration for each of the Mergers will consist of Stock Merger Consideration. Based upon the forgoing and upon current provisions of the Code, existing


---------------------------

     (1) Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreements.


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Arrowhead Mills, Inc.
Garden of Eatin', Inc.
Page 2
June 18, 1998


regulations thereunder, current administrative rulings of the Internal Revenue Service and court decisions, it is our opinion that for federal income tax purposes:

     (i) Each of the Mergers will be treated as a reorganization qualifying under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     (ii) Each of Hain, Hain Subsidiary and AMI will be a party to the reorganization consisting of the AMI Merger within the meaning of
             Section 368(b) of the Code.

     (iii) Each of Hain, Hain Subsidiary and GOE will be a party to the reorganization consisting of the GOE Merger within the meaning of
             Section 368(b) of the Code.

     (iv) Gain, if any, realized by a shareholder of AMI on the exchange of AMI Stock for the Merger Consideration will be recognized only to the extent of the Cash Merger Consideration received by such shareholder in the AMI Merger.

     (v) Gain, if any, realized by a shareholder of GOE on the exchange of GOE Stock for the Merger Consideration will be recognized only to the extent of the Cash Merger Consideration received by such shareholder in the GOE Merger.

     (vi) No loss will be recognized by a shareholder of AMI on the exchange of AMI Common Stock for the Merger Consideration pursuant to the Merger (except with respect to any cash received in lieu of a fractional share).

     (vii) No loss will be recognized by a shareholder of GOE on the exchange of GOE Common Stock for the Merger Consideration pursuant to the Merger (except with respect to any cash received in lieu of a fractional share).

     For federal income tax purposes the Jacobson Payment should be treated as being paid to TSG2 and thereafter by TSG2 to Mr. Jacobson as payment for a portion of Mr. Jacobson's GOE Stock under the Prior Acquisition Agreements. As a result, TSG2 should be treated as having acquired 20% of the GOE Stock from Mr. Jacobson in exchange for the Jacobson Payment immediately prior to the Merger and exchanging such GOE Stock for the Merger Consideration pursuant to the Merger. The Jacobson Payment should be included in the amount realized by TSG2 in the Merger and the Cash Merger Consideration received by TSG2 should include the portion represented by the Jacobson Payment. Mr. Jacobson should be treated as having sold 20% of the GOE Stock to TSG2 for the Jacobson Payment in a taxable transaction separate from the Merger.

     In addition, in our opinion the description of the material federal income tax consequences of the Mergers set forth under the heading "Material U.S. Federal Income Tax Consequences" in the Registration Statement is accurate and complete in all material respects and such discussion represents our opinion.


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Arrowhead Mills, Inc.
Garden of Eatin', Inc.
Page 3
June 18, 1998


     We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code which also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, any transactions that are not specifically addressed in the foregoing opinion.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our Firm under the heading "Material U.S. Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                             Very truly yours,



                                             VINSON & ELKINS L.L.P.